Exhibit 99.1

SYNNEX and Tech Data Complete Merger to become TD SYNNEX, a Leading Global Distributor and Solutions Aggregator for the IT Ecosystem

TD SYNNEX will serve more than 100 countries in the Americas, Europe and Asia-Pacific with a comprehensive portfolio of high value products and service offerings

FREMONT, CA, and CLEARWATER, FL, September 1, 2021 – SYNNEX Corporation (NYSE: SNX) and Tech Data Corporation today announced the successful completion of their merger. The combined company is now TD SYNNEX, led by Rich Hume as CEO. Dennis Polk, formerly the CEO of SYNNEX, is Executive Chair of the TD SYNNEX Board of Directors.

“TD SYNNEX is uniquely positioned in today’s relentlessly transforming technology ecosystem,” said Rich Hume, TD SYNNEX CEO. “As a versatile distributor and solutions aggregator for the IT ecosystem, we’re strengthening our entire portfolio of solutions and raising the bar on the value we deliver to customers and vendors with exceptional reach, efficiency and expertise. It’s an honor to lead TD SYNNEX with a talented team of 22,000 co-workers worldwide.”

“We are pleased to have completed the merger and are focused on integrating our businesses,” said Dennis Polk, TD SYNNEX Executive Chair of the Board of Directors. “We are energized by the enhanced breadth and depth of our offerings and the opportunities ahead of us to deliver superior value to our stakeholders.”

Together, customers and vendors will have unparalleled access to a global distribution platform with best-in-class product offerings in some of the largest and most profitable product segments. TD SYNNEX provides the ability to accelerate technology adoption, diversify revenue streams, create cross-selling opportunities and bring to market comprehensive everything as a service offerings.

As part of the merger, Hume underscored TD SYNNEX’ commitment to be a good corporate citizen and the employer of choice in the global IT industry, “Just as TD SYNNEX plays a vital role helping transform the technology landscape, we have an equally important responsibility to have a positive impact on the world. Our focus on corporate social responsibility embodies our commitment to make the world a better place, both today and into the future.”

Tech Data Corporation was previously wholly owned by funds managed by affiliates of Apollo Global Management, Inc. (NYSE: APO) (the “Apollo Funds”) and their co-investors. Under the terms of the merger agreement, Apollo Funds received an aggregate 44 million shares of common stock, net $1.1 billion in cash after giving effect to a $500 million equity contribution by Apollo and the refinancing of Tech Data net debt, and now own approximately 45 percent of TD SYNNEX.

Safe Harbor Statement

Statements in this news release that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward-looking statements contained in this release.

About TD SYNNEX

TD SYNNEX (NYSE: SNX) is a leading global distributor and solutions aggregator for the IT ecosystem. We’re an innovative partner helping more than 150,000 customers in 100+ countries to maximize the value of technology investments, demonstrate business outcomes and unlock growth opportunities. Headquartered in Clearwater, Florida, and Fremont, California, TD SYNNEX’ 22,000 co-workers are dedicated to uniting compelling IT products, services and solutions from 1,500+ best-in-class technology vendors. Our edge-to-cloud portfolio is anchored in some of the highest-growth technology segments including cloud, cybersecurity, big data/analytics, IoT, mobility and everything as a service. TD SYNNEX is committed to serving customers and communities, and we believe we can have a positive impact on our people and our planet, intentionally acting as a respected corporate citizen. We aspire to be a diverse and inclusive employer of choice for talent across the IT ecosystem. For more information, visit www.TDSYNNEX.com or follow us on Twitter, LinkedIn, Facebook and Instagram.

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Contacts

Liz Morali

Investor Relations

(510) 668-8436

ir@synnex.com

Bobby Eagle

Global Corporate Communications

(727) 538-5864

bobby.eagle@techdata.com